UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – March 29, 2006

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2006, the Compensation Committee of the Company adopted the ACE Limited Executive Severance Plan (the “Severance Plan”). At the present time, Evan Greenberg, the President and Chief Executive Officer, is the only participant in the Severance Plan, although in the future other senior officers approved by the Compensation Committee may be invited to participate. Under the Severance Plan, if a participant’s employment is terminated by the Company without cause, the participant will receive a lump sum cash payment equal to 200%, in the case of the Chief Executive Officer, and 100%, in the case of any other participant, of such officer’s current annual base salary and average of the bonuses paid for the prior three years. In addition, when employment is terminated without cause, the Severance Plan provides for (i) continued vesting of equity-based compensation for two years, in the case of the Chief Executive Officer, and one year, in the case of any other participant; (ii) continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and (iii) continuation of health coverage for 24 months for the Chief Executive Officer and 12 months for any other participant. In the event of a change in control, all equity-based compensation held by a participant in the Severance Plan will immediately vest. In addition, if the participant’s employment is terminated by the Company without cause or by the participant for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, the Severance Plan provides for (i) a lump sum cash payment equal to 299%, in the case of Chief Executive Officer, and 200%, in the case of any other participant, of the sum of the current annual base salary and average of the bonuses paid to the participant for the prior three years; (ii) continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and (iii) continuation of health coverage for 36 months for the Chief Executive Officer and 24 months for any other participant. All participants in the Severance Plan are required to sign a waiver and release to receive benefits and must agree to a 12-month non-competition period as well as an agreement not to solicit clients, customers or employees for specified periods ranging between 12 and 24 months.

A “change in control” under the Severance is generally deemed to occur when: (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date the Severance Plan was adopted; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

A termination by the participant for “good reason” is generally deemed to occur if within 60 days prior to the separation date and without the participant’s consent, there is (i) a material adverse diminution of the participant’s titles, authority, duties or responsibilities; (ii) a reduction in the participant’s base salary or annual bonus opportunity; or (iii) a failure by the Company to obtain the assumption in writing of its obligations under the Severance Plan by the Company’s successor in a change in control transaction.

In addition, on March 31, 2006, ACE Limited, as Borrower, and ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd., as Guarantors, entered into a $50,000,000 bi-lateral credit agreement (the “Credit Agreement”) with ING Bank N.V.

The Credit Agreement is unsecured and is available to cover short-term aggregate net debit positions across the notional cash pooling accounts of ACE Limited and its Subsidiaries held with a bank provider.

Under the Credit Agreement, ACE Limited pays interest at LIBOR plus a margin based upon its credit ratings and the amount of usage under the Credit Agreement. ACE Limited also pays a facility fee on the entire amount available under the Credit Agreement.

The covenants in the Credit Agreement are substantially similar to covenants in other ACE group credit facilities and include limitations on liens, substantial asset sales and mergers. The Credit Agreement also contains financial covenants that require ACE Limited to:

(i)	maintain minimum consolidated net worth of not less than $8 billion (subject to an annual reset provision) plus 25 percent of cumulative net income from December 31, 2005 plus 50 percent of the net proceeds of any issuance of equity interests subsequent to December 31, 2005; and

(ii)	maintain a ratio of total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1.

The Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Robert F. Cusumano
Robert F. Cusumano
General Counsel

DATE: April 4, 2006